UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 24, 2015

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On March 24, 2015, Lexmark International, Inc., a Delaware corporation (“Lexmark”), Lexmark International Technology, S.A., a Switzerland joint stock company and wholly-owned subsidiary of Lexmark (“LITSA”), Ariel Investment Company, Ltd., a Bermuda exempted company and wholly-owned subsidiary of LITSA (“Merger Sub”), and Kofax Limited, a Bermuda exempted company (“Kofax”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, Merger Sub will, subject to the terms and conditions of the Merger Agreement, merge with and into Kofax (the “Merger”) at the Effective Time (as defined in the Merger Agreement), the separate corporate existence of Merger Sub will cease and Kofax will continue as the surviving company of the Merger and become an indirect wholly-owned subsidiary of Lexmark.  At the Effective Time of the Merger, LITSA will acquire all of the common shares, par value $0.001 per share, of Kofax (the “Common Shares”) that are issued and outstanding immediately prior to the consummation of the Merger for cash in the amount of $11 per share, for total cash consideration of approximately $1 billion.  At the Effective Time, each option to purchase Common Shares (each a “Kofax Option”) outstanding immediately prior to the Effective Time, shall, in connection with the Merger, automatically be assumed by Lexmark and be converted into an option to purchase shares of Lexmark Class A Common Stock (“Lexmark Stock”) having a value intended to be equal to the value of the applicable Kofax Option immediately prior to the Effective Time.  Each Kofax LTIP Award outstanding immediately prior to the Effective Time, shall, in connection with the Merger, automatically be assumed by Lexmark and be converted into that number of time-vesting restricted stock units of Lexmark having a value intended to be equal to the value of Common Shares underlying the applicable Kofax LTIP Award immediately prior to the Effective Time.  In general, Kofax Options and Kofax LTIP Awards shall be subject to the same terms and conditions as applied to the award immediately prior to the Effective Time, provided that any performance vesting condition applicable to the Kofax LTIP Award shall be deemed achieved at target.

Each of LITSA, Merger Sub and Kofax has made customary representations and warranties and covenants in the Merger Agreement. The Merger is subject to various closing conditions, including but not limited to (i) approval of the Merger Agreement by at least 75% of the Kofax shareholders who vote at or are otherwise represented by proxy at the Kofax special meeting of shareholders, (ii) the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) foreign antitrust clearance, (iv) the absence of any law, order or injunction prohibiting the Merger, (v) the accuracy of each party’s representations and warranties and (vi) each party’s compliance with its covenants and agreements contained in the Merger Agreement.

The Merger Agreement contains certain termination rights for both LITSA and Kofax, including that if the Merger is not consummated by September 30, 2015 (or December 31, 2015, if government consent is the only outstanding condition of closing).  The Merger Agreement further provides that, upon termination of the Merger Agreement upon specified circumstances, Kofax will be obligated to pay LITSA a termination fee of $35,000,000.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which will be filed as an exhibit to Lexmark’s Form 10-Q for the quarter ended March 31, 2015.

Voting Agreement

Concurrently with the execution of the Merger Agreement, members of the Company’s board of directors and certain shareholders, including entities affiliated with Mr. William T. Comfort III and Mr. James A. Urry (each members of the Company’s board of directors), representing approximately 25% of the Common Shares, entered into a voting agreement with LITSA, Merger Sub and Kofax (the "Voting Agreement"), pursuant to which each of the shareholders have agreed to vote all of the Common Shares beneficially owned by such shareholder for the approval of the Merger Agreement.

The Voting Agreement prohibits the shareholders from transferring their Common Shares, subject to certain exceptions, and contains a customary “no shop” covenant prohibiting the shareholders from soliciting, or furnishing information or engaging in discussions or negotiations concerning, proposals relating to an Acquisition Proposal (as defined in the Merger Agreement).

The Voting Agreement terminates upon a termination of the Merger Agreement, the Effective Time of the Merger, the date of any material modification to the Merger Agreement reducing the consideration payable to the shareholder, or upon the mutual consent of the parties to the Voting Agreement.

The foregoing description of the Voting Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, a copy of which will be filed as an exhibit to Lexmark’s Form 10-Q for the quarter ended March 31, 2015.

Item 8.01.                      Other Events.

On March 24, 2015, Lexmark and Kofax issued a joint press release announcing the execution of the Merger Agreement.  The text of the press release announcing the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit No.	Description of Exhibit
	99.1	Joint Press Release issued by Lexmark International, Inc. and Kofax Limited, dated March 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

March 24, 2015

By: /s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Joint Press Release issued by Lexmark International, Inc. and Kofax Limited, dated March 24, 2015.